Asante Technologies, Inc. Accepts Acquisition Offer from Venture Capital Firm Acorn Campus

San Jose, CA, September 17, 2003

Asante Technologies, Inc. (OTC BB:ASNT.OB/ASNTE.OB) announced today that it entered into a binding letter of intent with Acorn Campus, a Venture Capital based Investment Company, to be purchased. The value of the recapitalization transaction of approximately $5.4 million, has proven financing and is superior to the previous offer of $5.1 million. Under the terms of the agreement, each stockholder of Asante Technologies is expected to receive up to approximately $0.52 in cash per share. Shares of Asante Technologies closed today at $0.28 on the Nasdaq Over the Counter Bulletin Board (OTC).

Wilson Wong, CEO of Asante Technologies, stated, "It was a difficult decision on whether to continue with the merger process with Oblique, Inc., or accept the offer from Acorn Campus. However, after careful consideration, we believe that Acorn Campus offers stockholders a bit more return on their investment and the confidence that the transaction will close. We feel that this merger should provide the Company with additional resources to significantly increase its market awareness, and improve business opportunities."

The merger is anticipated to close in the fourth calendar quarter and is subject to certain conditions including the execution of a definitive merger agreement, approval by a majority of the public stockholders of Asante Technologies and delivery of a fairness opinion from Asante's financial advisor, Neveric Capital.

About Asante Technologies

Founded in 1988, Asante Technologies (NASDAQ: ASNT.OB/ASNTE.OB) is a leading provider of high-performance networking solutions for small office/home office
(SOHO), educational institutions, digital pre-press, and enterprise networks.

Statements in this press release, which are not historical facts, are forward-looking statements that involve certain risks and uncertainty, including but not limited to, risks associated with the uncertainty of future financial results, conditions within the markets in which the Company competes, labor relations of the Company and certain of its customers and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.